UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2012

SUBURBAN PROPANE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14222	22-3410353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West Whippany, NJ		07981
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (973) 887-5300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

As previously disclosed on April 26, 2012, we entered into a commitment letter on April 25, 2012 with certain of our lenders who are party to our existing amended and restated credit agreement pursuant to which such lenders committed to provide (i) in the aggregate, subject to the satisfaction of certain conditions precedent, up to $250.0 million senior secured 364-day incremental term loan facility (the “364-Day Facility”) and (ii) an increase in the aggregate, subject to the satisfaction of certain conditions precedent, of our existing revolving credit facility under the credit agreement from $250.0 million to $400.0 million. We now expect to draw $225.0 million on the 364-Day Facility on the closing date of the acquisition, which, together with available cash, will be used for the purposes of funding cash consideration in the exchange offers, as well as the costs and expenses associated with the exchange offers and costs and expenses associated with the consummation of our acquisition of the retail propane business of Inergy, L.P., a Delaware limited partnership (“NRGY”). We intend to repay such borrowings with an equity financing in the future, subject to market conditions. The updated unaudited pro forma condensed combined financial information included in Item 9.01 hereto reflects our assumption that we will draw $225.0 million on the 364-Day Facility on the closing date of the acquisition.

Item 9.01.	Financial Statements and Exhibits.

(b)	Pro forma financial information

On May 3, 2012, Suburban filed a Current Report on Form 8-K that included in Exhibit 99.3 unaudited pro forma condensed combined financial information as of and for the six months ended March 24, 2012 and for the year ended September 24, 2011. This unaudited pro forma condensed combined financial information was prepared to give effect to the acquisition of NRGY’s retail propane business. Such unaudited pro forma condensed combined financial information was updated in Exhibit 99.2 to our Current Report on Form 8-K filed on June 15, 2012.

On July 6, 2012, Suburban announced that it further increased the interest rates on the notes being offered to NRGY noteholders in the exchange offers for their NRGY notes and further increased the cash consent payment being offered to the NRGY noteholders in connection with the related consent solicitations. Such unaudited pro forma condensed combined financial information was updated in Exhibit 99.2 to our Current Report on Form 8-K filed on July 6, 2012.

On July 19, 2012, Suburban announced that it entered into a third amendment (the “Amendment No. 3”) to the Contribution Agreement, dated as of April 25, 2012, as amended on June 15, 2012 and July 6, 2012, with NRGY, Inergy GP, LLC, a Delaware limited liability company, and Inergy Sales & Service, Inc., a Delaware corporation. Amendment No. 3 provides that up to approximately $87.1 million (subject to adjustment in connection with the completion of Suburban’s exchange offers for certain of NRGY’s outstanding senior unsecured notes) of the cash consideration to be delivered by Suburban to NRGY pursuant to the Contribution Agreement shall be effected and satisfied by Suburban delivering, or causing to be delivered, to Inergy up to 2,048,282 additional Suburban common units (the “Additional Equity Consideration”). Updated unaudited pro forma condensed combined financial information reflecting the terms of Amendment No. 3, specifically the issuance of the Additional Equity Consideration and the decrease in cash consideration paid, was filed as Exhibit 99.2 to our Current Report on Form 8-K filed on July 19, 2012. In addition, such unaudited pro forma condensed combined financial information assumed a draw of $150.0 million on the 364-Day Facility on the closing date of the acquisition.

As of July 26, 2012 at 5:00 PM New York City time, Suburban received $74.0 million aggregate principal amount of additional notes tendered in its exchange offers for certain of NRGY’s outstanding senior unsecured notes. Accordingly, the amount of cash consideration to be paid to tendering NRGY noteholders has increased by approximately $71.7 million and the value of Additional Equity Consideration to be issued on the closing date of the acquisition has decreased to approximately $13.1 million, subject to change based on further additional tenders which are validly made and timely received. Attached as Exhibit 99.1 hereto is updated unaudited pro forma condensed combined financial information reflecting (i) the issuance of the reduced amount of Additional Equity Consideration as a result of the additional tenders, and (ii) a draw of $225.0 million on the 364-Day Facility on the closing date of the acquisition (reflecting cash consideration due after giving effect to the additional tenders). This updated pro forma financial information replaces the previously provided pro forma financial information in its entirety. This unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what our actual results of operations or financial position would have been if the acquisition of NRGY’s retail propane business had occurred on the dates indicated, nor are they necessarily indicative of our future operating results or financial position.

(d)	Exhibits:

99.1	Unaudited Pro Forma Condensed Combined Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

Date: July 30, 2012	By:	/s/ Michael A. Stivala
		Name:	Michael A. Stivala
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit

99.1	Unaudited Pro Forma Condensed Combined Financial Information